AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 15, 2000.

                                                      REGISTRATION NO. 333-95445
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                          PRE-EFFECTIVE AMENDMENT NO. 6

                                       TO

                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                      COMMODORE APPLIED TECHNOLOGIES, INC.
             ------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

          DELAWARE                                       11-3312952
--------------------------------            ------------------------------------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

                               ------------------

                                PAUL E. HANNESSON
          CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                      COMMODORE APPLIED TECHNOLOGIES, INC.


   150 EAST 58TH STREET, SUITE 3400          150 EAST 58TH STREET, SUITE 3400
  NEW YORK, NY 10155  (212) 308-5800       NEW YORK, NY 10155  (212) 308-5800
  (Address, including zip code, and       (Name and address, including zip code,
 telephone number, including area code,    and telephone number, including area
  of registrant's principal executive          code, of agent for service)
             offices)

                               ------------------

                          Copies of Communications to:
                             STEPHEN A. WEISS, ESQ.
                            ANTHONY J. MARSICO, ESQ.
                             GREENBERG TRAURIG, LLP
                           200 PARK AVENUE, 15TH FLOOR
                            NEW YORK, NEW YORK 10166
                                 (212) 801-9200

                               ------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

    FROM TIME TO TIME AS DESCRIBED IN THE PROSPECTUS AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                               ------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                               ------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

               SUBJECT TO COMPLETION, DATED SEPTEMBER 15, 2000




PROSPECTUS


                                13,863,475 SHARES

                      COMMODORE APPLIED TECHNOLOGIES, INC.

                                  COMMON STOCK

                               ------------------


     The selling stockholders listed on page 13 of this prospectus are selling these shares for their own accounts. These sales may be made either at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.


     Our common stock is traded on the American Stock Exchange under the symbol CXI.

                               ------------------

     INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

                      THE DATE OF THIS PROSPECTUS IS , 2000


----------------------------------RED HERRING-----------------------------------
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
--------------------------------------------------------------------------------

     NO ONE (INCLUDING ANY SALESMAN OR BROKER) IS AUTHORIZED TO PROVIDE ORAL OR WRITTEN INFORMATION ABOUT THIS OFFERING THAT IS NOT INCLUDED IN THIS PROSPECTUS.




                             TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----
   Risk Factors .......................................................    2
   Forward-Looking Statements .........................................    9
   About Commodore Applied Technologies ...............................    9
   Recent Developments ................................................   10
   Use Of Proceeds ....................................................   13
   Selling Stockholders ...............................................   13
   Plan Of Distribution ...............................................   15
   Legal Matters ......................................................   16
   Experts ............................................................   16
   Where You Can Find More Information ................................   17



   SET is a trademark of Commodore Applied Technologies, Inc.

                                  RISK FACTORS

     You should carefully consider the risks described below before deciding to invest in our common stock. The risks and uncertainties we describe below are the material risks that we face. If any of the possible events described below actually occurred, our business, financial condition or results of operations could be materially adversely affected. If that happened, the trading price of our common stock could decline, and you could lose all or part of your investment.


WE HAVE A HISTORY OF LOSSES FROM OPERATIONS AND WE MAY CONTINUE TO INCUR LOSSES IN THE FUTURE WHICH COULD ADVERSELY AFFECT THE VALUE OF YOUR INVESTMENT.


     We have experienced significant operating losses since our inception, and we may continue to incur losses in the future which could adversely affect the value of your investment. We had net losses of $5,643,000 during 1996, $15,694,000 during 1997, $5,535,000 during 1998, $3,985,000 during 1999, and
$1,876,000 during the six-month period ending June 30, 2000. Our losses have resulted from a combination of:


     o    significant investments in our research and development activities;

     o large expenditures for infrastructure to support our anticipated future growth;

     o    significant costs associated with our commercialization activities;

     o lack of sufficient revenues due to significant delays in our obtaining material project contracts from potential governmental and private-sector customers; and

     o    general and administrative expenses.

Until we are able to begin additional large projects for our SET technology, the timing of which is uncertain, we may continue to experience losses. We may incur operating losses in the future due primarily to:

     o continuing expenditures for our product development and commercialization activities;

     o    investments in complementary products and technologies; and

     o costs associated with expansion of our environmental management services business.


     As a result of these losses, as of December 31, 1999 and June 30, 2000, we had an accumulated deficit of approximately $47,248,000 and $49,124,000, respectively. In an attempt to control our losses we undertook certain actions in 1998 and 1999 resulting in the reduction of our workforce, the closing of ancillary office locations and the elimination of all non-core business activities. Even though we have taken these steps, we still may not be able to operate profitably in the year 2000, or in the future.


OUR SET TECHNOLOGY HAS NOT BEEN PROVEN TO BE EFFECTIVE ON A LARGE-SCALE COMMERCIAL BASIS. THEREFORE, IT MAY NEVER BE PROFITABLE TO US.

     Our SET technology has limited experience on a large-scale basis and may never perform successfully on a scale necessary for it to be profitable. As a result, we cannot predict all of the difficulties that may arise in the application of SET on a large-scale basis. In addition, not all of the results of the tests we conducted on SET have been verified by an independent testing laboratory. Thus, it is possible that this technology may require further research, development, design and testing, as well as regulatory clearances, before it can be further commercialized on a large scale. If we encounter difficulties in testing SET on a large-scale basis, we may not be able to successfully demonstrate SET to regulatory authorities from whom we may need to obtain additional permits in order to operate our business successfully. Additionally, our ability to operate our business successfully will depend on a variety of factors, many of which are beyond our control, including:

     o competition from companies with greater financial and other resources than we have;

     o    cost and availability of supplies that we use;

     o changes in governmental initiatives and requirements that affect our technologies and services;

     o    changes in regulatory requirements that apply to our business; and

     o    costs associated with equipment repair and maintenance.

WE MAY NOT BE ABLE TO OBTAIN ANY FURTHER COLLABORATIVE AGREEMENTS, LICENSES OR PROJECT CONTRACTS OR MAINTAIN THOSE WE DO HAVE, WHICH MAY SIGNIFICANTLY ADVERSELY AFFECT OUR ABILITY TO GENERATE PROFITS IN THE FUTURE.

     Our business is largely dependent on entering into collaborative joint working arrangements with established engineering and environmental companies, or entering into joint venture agreements involving the application of our technologies. If we are not able to enter into these types of arrangements or agreements, our ability to generate profits in the future could be significantly adversely affected. To date, only one of our operating subsidiaries and its collaborative joint working partners have been awarded material project contracts. We may not be able to enter into any other definitive joint project arrangements or joint venture collaborative agreements. Even if we are able to enter into these types of arrangements or agreements, they may not be on terms and conditions that are sufficiently beneficial to us, or may not enable us to generate profits. If we are not able to enter into commercially attractive collaborative working arrangements in the future, we may have to license our technologies to third parties that are not affiliated with us. We may not be able to enter into these types of license arrangements. Even if we do, these arrangements may not produce any income to us. In addition, our existing project contracts, and any project contract that may be awarded to us and/or any of our joint working partners in the future, may be curtailed, delayed, redirected or terminated at any time. Problems or delays that we experience on any specific project could materially adversely affect our business and financial condition.


WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY IN THE ENVIRONMENTAL SERVICES INDUSTRY WHICH COULD RESULT IN A LOSS OF MARKET SHARE AND DIMINISH OUR BRAND RECOGNITION.

     Many potential users of our SET technology have already invested substantial funds in other forms of environmental remediation technology, including incineration, plasma arc, vitrification, molten metal, molten salt, chemical neutralization, catalytic electrochemical oxidation and supercritical wet oxidation. It is possible that these competing technologies may be perceived to have, or may actually have, certain advantages over our technology for certain industries or applications, which could adversely affect our ability to compete successfully in the environmental services industry. Our growth and future financial performance will depend on our ability to demonstrate to prospective partners and customers the advantages of our environmental technology over other technologies. We may not be successful in this effort.

     Competition in the environmental services industry is intense. The industry is dominated by large companies such as Bechtel, Westinghouse, Foster Wheeler and ICF Kaiser, among others. These companies are called upon to serve as primary contractors and consultants on a large portion of the Superfund, federal and state government, Department of Energy and Department of Defense projects. Additionally, many smaller engineering firms, construction firms, consulting firms and other specialty firms have entered the environmental services industry in recent years, and additional firms can be expected to enter the industry in the future. Many of our competitors in the environmental services industry have significantly greater financial resources and more established market positions than we do. We may not be able to compete with these companies. In addition, other firms may expand into or develop expertise in the areas in which we specialize.

WE MAY BE ADVERSELY AFFECTED BY EXTENSIVE ENVIRONMENTAL REGULATIONS THAT MAY RESULT IN OUR INCURRING SIGNIFICANT ADDITIONAL COSTS AND EXPENSES FOR COMPLIANCE, AND WE COULD BE SUBJECT TO FINES OR OTHER PENALTIES FOR FAILURE TO COMPLY WITH THOSE REGULATIONS.

     The scope and nature of environmental regulation, at the federal, state and local levels, has expanded dramatically in recent years, and certain regulations impose stringent guidelines on companies that generate and handle hazardous materials, as well as other companies involved in various aspects of the environmental services industry. Any future increases or changes in regulation may result in our incurring additional costs for equipment, retraining, development of new remediation plans, handling of hazardous materials and other costs. In addition, we could be liable for substantial costs and damages (including penalties and fines) associated with environmental remediation, including investigation, cleanup and natural resource damages.

     As our environmental technology is commercialized, we may be required to obtain environmental liability insurance in the future in amounts greater than those we currently maintain. This type of insurance may not provide coverage against all claims made against us. In addition, as the cost of cleaning or correcting environmental hazards can be extremely high, even if we are determined to be liable for costs that are covered by our insurance, any coverage we have may not be adequate to pay the entire cost. If that occurs, we may be responsible for paying costs in excess of our insurance coverage, which may significantly reduce working capital necessary to fund our operations.

OUR FUTURE SUCCESS MAY DEPEND ON CONTINUED ENVIRONMENTAL REGULATION IN CERTAIN AREAS, THE RELAXATION OF WHICH MAY RESULT IN REDUCED DEMAND FOR OUR SERVICES AND, IN TURN, HAVE A MATERIAL ADVERSE EFFECT ON OUR STREAM OF REVENUE.

     Any relaxation of environmental regulation may result in a decline in demand for environmental services and, in turn, adversely affect our financial condition. The growth of the environmental services industry has been largely attributable to, and tracks, the increase in environmental regulation since the 1970s. The demand for environmental services has been largely the result of facility owners attempting to comply with, or avoid liability under, existing or newly imposed environmental regulations at the federal, state and local levels. Because of the burden imposed on the industry in complying with such regulations, efforts have been made by various groups to seek the relaxation or repeal of certain forms of environmental regulation. While these efforts to relax environmental regulation have been largely unsuccessful to date, the scope or growth of environmental regulation may be curtailed in the future.

WE ARE DEPENDENT UPON THE SPENDING LEVELS OF GOVERNMENTAL AND INDUSTRIAL ENTITIES, THE REDUCTION OF WHICH COULD ADVERSELY AFFECT OUR STREAM OF REVENUE.

     Any curtailment or delays in spending for environmental services by governmental agencies or industrial entities can be expected to have a material adverse effect on the environmental services industry and on our operations and prospects. Because of the nature of sites requiring environmental services, the growing public emphasis on environmental matters and the cost of environmental services, a significant portion of all funds budgeted for environmental services has already been spent by governmental agencies and large industrial entities. While third-party reimbursement may be sought in various cleanups, most Superfund cleanups, as well as weapons and other nuclear facility cleanups, involve significant spending by governmental agencies. As budget constraints and emphasis on employment, international competition and other considerations grow, certain governmental agencies and industrial entities may choose to delay or curtail expenditures for environmental services.

OUR BUSINESS IS HEAVILY DEPENDENT UPON CONTRACTS TO PROVIDE SERVICES FOR THE DEPARTMENT OF ENERGY. THE FAILURE TO RENEW THOSE CONTRACTS OR TO REPLACE THEM WILL RESULT IN A MATERIAL REDUCTION OF OUR REVENUES.


     A significant portion of our revenues during the past two years have come from contracts that we have to provide services for one client, the Department of Energy. Our failure to renew those contracts or to replace them will result in a material reduction of our revenues. Revenues from our contract to provide technical management support services to the Department of Energy for the opening and operation of the Waste Isolation Pilot Plant near Carlsbad, New Mexico constituted approximately 62% of our total revenues in 1999 and 66% of our total revenues for the six-month period ended June 30, 2000. Revenues from our contract to provide technical, engineering and scientific support for the closedown and cleanup of the Department of Energy's facility at Rocky Flats, Colorado accounted for approximately 22% of our total revenues in 1999 and 19% of our total revenues for the six-month period ended June 30, 2000. The Waste Isolation Pilot Plant and Rocky Flats contracts will expire on September 30, 2000. In order for us to replace the revenues attributable to these large projects, we must secure one or more large projects or a large number of smaller projects. We may not be able to adequately replace these projects with other projects that will produce as much revenue. If we fail to do so, our revenues will be materially reduced and your investment will be materially adversely affected. Furthermore, we may continue to be dependent on a small number of major customers for a significant portion of our revenues.

OUR CASH NEEDS ARE SIGNIFICANT AND WE WILL LIKELY NEED ADDITIONAL FUNDING IN THE FUTURE. IF ADEQUATE FUNDS ARE NOT AVAILABLE, WE MAY HAVE TO DELAY, SCALE BACK OR ELIMINATE ONE OR MORE OF OUR DEVELOPMENT PROGRAMS, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR ABILITY TO BECOME PROFITABLE IN THE FUTURE.

     We have required and will require substantial working capital to support our ongoing operations. If adequate funds are not available, we may be required to delay, scale back or eliminate one or more of our development programs or certain aspects of our operations (in addition to those we have already curtailed), which could have a material adverse effect on our ability to become profitable in the future. In addition, we may need to obtain additional funds by entering into arrangements with collaborative partners or others that may require us to relinquish rights to our technology that we would not otherwise relinquish, or to license third parties to commercialize our technology that we would otherwise seek to develop ourselves.

     Prior to our initial public offering, financing for all of our activities had been provided in the form of direct equity investments and loans by Commodore Environmental Services, Inc., the owner of approximately 49% of our outstanding common stock. Since the consummation of our initial public offering in July 1996, we have experienced periodic working capital shortages because of expenditures relating to research and development and other infrastructure expenditures. As a result of these working capital shortages, we were required to raise additional capital through private placements of our preferred stock and common stock.


     Notwithstanding our prior financing, we expect that we will require significant additional capital either in the form of debt or equity in the near future to support our operations. Moreover, we may be required to redeem shares of our Series E and Series F convertible preferred stock under the terms of those securities and, in light of our current financial position, we may not have sufficient cash available to redeem those shares and may need to obtain additional outside financing. In addition, we have a repurchase obligation of $14.5 million with respect to a portion of our common stock we issued in connection with our recent acquisition of Dispute Resolution Management, Inc. In light of our current financial position we may not have sufficient cash available to satisfy this repurchase obligation and may need to obtain additional outside financing. Outside financing could involve a sale of our securities to investors who may require equal or more favorable terms than those we have agreed to in the past. We may not be able to obtain any additional financing on acceptable terms, or at all.

OUR GOODWILL EXCEEDS OUR NET WORTH AND EQUALS APPROXIMATELY 73% OF OUR TOTAL ASSETS. IF WE WERE REQUIRED TO ACCELERATE AMORTIZATION OF OUR GOODWILL, WE COULD SHOW NEGATIVE STOCKHOLDINGS' EQUITY AND REPORT SIGNIFICANT LOSSES IN FUTURE YEARS, WHICH WOULD HAVE A MATERIAL ADVERSE EFFECT ON THE VALUE OF YOUR INVESTMENT.

     As a result of our recent acquisition of Dispute Resolution Management, Inc., we have recorded approximately $25.1 million of goodwill, representing the difference between the fair value of the assets we received in the acquisition and the consideration we paid for those assets. This additional goodwill has increased our total goodwill to approximately $32.0 million, which equals approximately 73% of our total assets. Our goodwill is now 1.8 times larger than our stockholder's equity. Currently we plan to amortize the goodwill we recorded in the acquisition of Dispute Resolution Management, Inc. over 20 years, or at a rate of $1.26 million per year. This will be reflected as a non-cash charge against earnings. Earnings in later years could be affected if we determine that the remaining balance of goodwill is impaired and thus should be amortized over a shorter life or expensed immediately. This acceleration could cause us to show negative stockholders' equity and to report significant losses in future years and, thereby, have a material adverse effect on the value of your investment.

THE INTELLECTUAL PROPERTY PROTECTION WE CURRENTLY HAVE MAY NOT BE ADEQUATE TO PROTECT US FROM INFRINGEMENT BY OTHERS, WHICH COULD ADVERSELY AFFECT OUR COMPETITIVE ADVANTAGE. ALSO, WE CANNOT BE SURE THAT OUR BUSINESS DOES NOT INFRINGE ON THE PROPRIETARY RIGHTS OF OTHERS, WHICH COULD REQUIRE US TO DISCONTINUE SOME OR ALL OF OUR OPERATIONS.


     We are highly dependent upon proprietary technology and seek to protect our technology through a combination of patents, licenses and trade secrets. If the intellectual property protection we currently have in place or seek to obtain is insufficient to protect us from infringement by others, we could lose any competitive advantages that we may have in our markets. In addition, if we are found to be infringing on the proprietary rights of others, we may have to discontinue some or all of our operations. Any of these circumstances could materially adversely affect our ability to generate profits in the future.

     We have applied for and obtained patents for certain proprietary aspects of our technology and processes in the United States and other countries. Our success depends, in large part, on our ability to obtain additional patents, protect the patents that we currently own, maintain trade secrecy protection and operate without infringing on the proprietary rights of third parties. The patents that we currently own are improvement patents, which are more difficult to monitor for infringement than those that would be contained in a patent covering a pioneering invention or technology. Our pending patent applications may not be approved; we may not develop any additional proprietary technology that is patentable; any patents issued to us may not provide us with competitive advantages and may be challenged by third parties; and the patents of others may have an adverse effect on our ability to conduct our business. Furthermore, others may independently develop similar or superior technologies, duplicate elements of our technologies, or design around our technology.

     In the future, we may need to acquire licenses to, or to contest the validity of, issued or pending patents of third parties. Any license acquired under the patents of third parties may not be made available to us on acceptable terms, or at all. In addition, we could incur substantial costs in defending ourselves in suits brought against us for alleged infringement of another party's patents or in defending the validity or enforceability of our patents. In addition to patent protection, we also rely on trade secrets, proprietary know-how and technology, which we seek to protect, in part, by entering into confidentiality agreements with our prospective working partners and collaborators, employees and consultants. These agreements may be breached, and we may not have adequate remedies for any breach. In addition, our trade secrets and proprietary know-how may otherwise become known or be independently discovered by others.

OUR ACQUISITION PROGRAM POSES SPECIAL RISKS AND FINANCIAL CONSEQUENCES TO US. OUR FAILURE TO ADEQUATELY PROTECT OUR BUSINESS FROM THESE RISKS AND FINANCIAL CONSEQUENCES COULD PLACE SIGNIFICANT STRAINS ON OUR MANAGEMENT AND WORKING CAPITAL AND ADVERSELY AFFECT YOUR INVESTMENT.

     As part of our growth strategy, we may seek to acquire or invest in complementary (including competitive) businesses, products or technologies, which involve numerous risks, including:

     o difficulties in the assimilation of the acquired operations, technologies and products;

     o    diversion of management's attention from other business concerns; and

     o    potential departures of key employees of the acquired company.

     Any of these risks could materially adversely affect our business, financial condition and results of operations, thereby adversely affecting the value of your investment.

     If we successfully identify acquisitions in the future, completing these acquisitions may result in:

     o    new issuances of our stock that may be dilutive to current owners;

     o    increases in our debt and contingent liabilities; and

     o additional amortization expenses related to goodwill and other intangible assets.

     We continue to explore potential acquisitions. We may not be able to identify, successfully complete or integrate potential acquisitions in the future. However, even if we can, we cannot be sure that any acquisitions will have a positive impact on our business or operating results.


THE LOSS OF OUR SENIOR MANAGEMENT OR OTHER KEY PERSONNEL AND OUR FAILURE TO ADEQUATELY REPLACE THEM COULD CAUSE OUR DEVELOPMENT AND MARKETING EFFORTS TO BE DELAYED OR SUSPENDED INDEFINITELY, OR CAUSE OUR CLIENT RELATIONSHIPS TO SUFFER OR CEASE. ANY OF THESE CIRCUMSTANCES COULD SIGNIFICANTLY DECREASE THE VALUE OF YOUR INVESTMENT.


     Our success depends to a significant extent upon the performance of senior management and other key employees and on our ability to continue to attract and retain highly qualified personnel. If any of our senior management personnel or other key employees were to leave our company and we were not able to replace them with other qualified personnel, the further development of our technology could be significantly delayed or suspended indefinitely, our marketing efforts could be adversely affected, and our relationships with certain clients could suffer or cease.

     Each of the employment agreements with our senior executive officers has, as of the date of this prospectus, either expired by its terms and has not been renewed by us or, in the case of the employment agreement of Kenneth L. Adelman, our former Executive Vice President--Marketing and International Development, has been mutually cancelled and has no further force and effect. Thus, any of our employees could leave our company at any time. Should any of the members of our senior management be unable or unwilling to continue in their present roles, or should they determine to enter into competition with us, our operations and prospects could be adversely affected. Competition for highly skilled employees with technical, management, marketing, sales, product development and other specialized training is intense. We may not be successful in attracting and retaining any additional qualified personnel in the future. We presently do not carry any key-man life insurance.

WE HAVE VERY LIMITED MANUFACTURING OPERATIONS AND RELY ON OUTSIDE SOURCES OF SUPPLY FOR MOST OF THE STRATEGIC COMPONENTS USED IN OUR SET TECHNOLOGY. OUR INABILITY TO OBTAIN A SUFFICIENT SUPPLY OF THESE COMPONENTS COULD SIGNIFICANTLY IMPAIR OUR ABILITY TO SERVE OUR CLIENTS.

     We currently have very limited manufacturing capabilities and experience in manufacturing the components used in our SET process, and we intend to continue to rely on outside sources of supply for most of the strategic components utilized in the SET technology. If we were unable to obtain a sufficient supply of required components, we could experience significant delays in the manufacture of SET equipment, which could result in the loss of orders and customers and could have a material adverse affect on our business and market goodwill, which will materially reduce the value of your investment. In addition, if the cost of raw materials or finished components were to increase, we may not be able to pass the increase to our customers. The use of outside suppliers also entails risks of quality control and disclosure of proprietary information.

OUR BOARD OF DIRECTORS HAS A POTENTIAL CONFLICT OF INTERESTS, WHICH MAY CAUSE THEM TO PLACE THE INTERESTS OF ANOTHER COMPANY BEFORE THOSE OF OUR COMPANY TO THE DETRIMENT OF OUR BUSINESS.


     Paul E. Hannesson, our Chairman of the Board, President and Chief Executive Officer, also devotes a limited portion of his business and professional time and efforts as the Chairman of the Board and Chief Executive Officer of our affiliate, Commodore Separation Technologies, Inc., and two out of seven members of our board of directors also serve as directors of Commodore Separation. Mr. Hannesson and those other directors may have potential conflicts of interest with respect to, among other things, potential corporate opportunities, business combinations, joint ventures and/or other business opportunities that may become available to them. Our business may be materially adversely affected if Mr. Hannesson and/or the other directors choose to place the interests of Commodore Separation before those of our company and we fail to resolve any of those conflicts in our favor.


FUTURE SALES OF OUR COMMON STOCK MAY HAVE A DEPRESSIVE EFFECT ON THE MARKET PRICE OF OUR STOCK.

     Sales of substantial amounts of our common stock, or the perception that those sales could occur, could adversely affect prevailing market prices for our common stock. On a fully-diluted basis (not including the shares of our common stock underlying any of our outstanding convertible preferred stock), approximately 63,741,149 shares of our common stock would be outstanding on the date of this prospectus. Of such shares, 33,828,682 shares would be freely tradable without restriction or further registration under the Securities Act, except to the extent those shares are held by our "affiliates." The remaining 29,912,467 shares are "restricted securities" as defined in Rule 144 promulgated under the Securities Act, and may only be sold in the public market if those shares are registered under the Securities Act of 1933, as amended, or sold in accordance with Rule 144 or another exemption from registration.


CONVERSION OF THE SERIES E AND THE SERIES F CONVERTIBLE PREFERRED STOCK MAY RESULT IN A SIGNIFICANT NUMBER OF ADDITIONAL SHARES OF OUR COMMON STOCK THAT MAY BE SOLD INTO THE MARKET, WHICH COULD DECREASE THE MARKET PRICE OF OUR COMMON STOCK AND MATERIALLY ADVERSELY AFFECT THE VALUE OF YOUR INVESTMENT. SHORT SALES OF OUR COMMON STOCK COULD ALSO RESULT IN A DECLINE IN THE PRICE OF OUR COMMON STOCK.

     To the extent the Series E convertible preferred stock and Series F convertible preferred stock are converted into shares of our common stock, or dividends in respect of those securities are paid in shares of our common stock rather than cash, a significant number of additional shares of common stock may be sold into the market, which could decrease the price of our common stock due to additional supply of shares relative to demand in the market. In that case, we could be required to issue an increasingly greater number of shares of our common stock upon future conversions of Series E convertible preferred stock and Series F convertible preferred stock, sales of which could further depress the price of our common stock and have a material adverse effect on the value of your investment. Moreover, since the conversion prices of the Series E convertible preferred stock and Series F convertible preferred stock will be based on the average of the closing prices of our common stock over a period of ten trading days prior to conversion, the conversion prices could be less than the actual market price of our common stock on the date of conversion.


     If the sale of a large amount of shares of our common stock upon conversion of the Series E convertible preferred stock and the Series F convertible preferred stock results in a decline in the price of our common stock, this event could encourage short sales of our common stock by the selling stockholders listed in this prospectus, as well as other stockholders, or margin calls upon investors in our common stock. Short sales or margin calls could place further downward pressure on the price of our common stock.

     At a conversion price of approximately $1.14, the outstanding shares of Series E convertible preferred stock and Series F convertible preferred stock on September 8, 2000 would be convertible into an aggregate of approximately 5,259,000 shares of our common stock, representing approximately 14% of the common stock that would be outstanding following the conversion, based upon the number of shares of our common stock outstanding on September 8, 2000. As of September 8, 2000, no shares of Series E convertible preferred stock or Series F convertible preferred stock have been converted into shares of our common stock.

WE WILL BE REQUIRED TO REDEEM SHARES OF SERIES E AND SERIES F CONVERTIBLE PREFERRED STOCK AT 105% OF THEIR STATED VALUE, TOGETHER WITH ALL ACCRUED AND UNPAID DIVIDENDS, IF CONVERSION OF THOSE SHARES WOULD RESULT IN OUR ISSUANCE OF MORE THAN 20% OF OUR OUTSTANDING COMMON STOCK AND OUR STOCKHOLDERS DO NOT APPROVE THE ISSUANCE.

     If conversion of or issuance of stock dividends on the Series E convertible preferred stock or the Series F convertible preferred stock would require us to issue to The Shaar Fund Ltd. a number of shares of our common stock equal to or greater than 20% of the outstanding shares of our common stock as of the dates those securities were issued, the rules and regulations of the American Stock Exchange will require us to obtain stockholder approval before we may issue those shares. Our failure to comply with these rules and regulations could result in delisting of our common stock from the American Stock Exchange. If our stockholders do not approve the issuance of those shares, the terms of the Series E convertible preferred stock and the Series F convertible preferred stock will require us to redeem the remaining shares of Series E convertible preferred stock and Series F convertible preferred stock at a price equal to 105% of the stated value of those shares, together with all accrued and unpaid dividends. If we are required to redeem those shares, a significant portion of the proceeds we received from the sale of those shares, which we are currently using for working capital and general corporate purposes, would be needed to redeem the shares. We do not have any formal understanding or agreement with any of our principal stockholders, if stockholder approval is required, to assure approval of our issuance of more than 20% of our outstanding shares of common stock to The Shaar Fund Ltd.


THE MARKET PRICE OF OUR COMMON STOCK HAS FLUCTUATED CONSIDERABLY AND WILL PROBABLY CONTINUE TO DO SO.

     The stock markets have experienced extreme price and volume fluctuations, and the market prices for our common stock and publicly traded warrants have been historically volatile. The market prices of our securities could be subject to wide fluctuations in the future as well in response to a variety of events or factors, some of which may be beyond our control. These could include, without limitation:

     o    future announcements of new competing technologies;

     o changing policies and regulations of the federal government and state governments;

     o the status of our patent protection and other intellectual property rights;

     o    quarterly fluctuations in our financial results;

     o    liquidity of the market for our securities;

     o    public perception of our company and our entry into new markets; and

     o    general conditions in our company's industry and the economy.

OUR CHARTER CONTAINS AUTHORIZED, UNISSUED PREFERRED STOCK THAT MAY INHIBIT A CHANGE OF CONTROL OF OUR COMPANY UNDER CIRCUMSTANCES THAT COULD GIVE YOU AN OPPORTUNITY TO REALIZE A PREMIUM OVER PREVAILING MARKET PRICES OF OUR SECURITIES.

     Our certificate of incorporation and by-laws contain provisions that could make it more difficult for a third party to acquire the company under circumstances that could give stockholders an opportunity to realize a premium over then-prevailing market prices of our securities. Our certificate of incorporation authorizes our board of directors to issue preferred stock without stockholder approval and upon terms as it may determine. The rights of holders of our common stock are subject to, and may be adversely affected by, the rights of future holders of preferred stock. In addition, our by-laws require stockholders to provide advance notice to nominate candidates for election as directors and to submit proposals for consideration at stockholder meetings. Section 203 of the Delaware General Corporation Law makes it more difficult for an "interested stockholder" (generally a 15% stockholder) to effect various business combinations with a corporation for a three-year period after the stockholder becomes an "interested stockholder." In general, these provisions may discourage a third party from attempting to acquire our company and, therefore, may inhibit a change of control of our company.

OUR BUSINESS COULD STILL BE DISRUPTED BY RESIDUAL CONSEQUENCES OF THE YEAR 2000 PROBLEM.

     Prior to January 1, 2000, there was a great deal of concern regarding the ability of computers to adequately recognize 21st century dates from 20th century dates due to the two-digit date fields used by many systems. Computer experts have warned that there may still be residual consequences of the change in centuries and any such difficulties may, depending upon their pervasiveness and severity, have a material adverse effect on our business, financial condition and results of operations. Any of the following could have a material adverse effect on our business operations:

     o  a failure to fully identify all year 2000 dependencies in our systems;

     o a failure to fully identify all year 2000 dependencies in the systems of third parties with whom we do business;

     o a failure of any third party with whom we do business to adequately address their year 2000 issues;

     o the failure of any contingency plans developed to protect our business and operations from year 2000-related interruptions; and

     o delays in the implementation of new systems resulting from year 2000 problems.

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1939, as amended, based on our current expectations and projections about future events. These forward-looking statements are subject to a number of risks and uncertainties which could cause our actual results to differ materially from historical results or those anticipated. Certain of those risks and uncertainties are beyond our control. The words "believe," "expect," "anticipate" and similar expressions identify forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. New risk factors emerge from time to time and it is not possible for us to predict all of them, nor can we assess the impact of all of those risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those forecast in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Please see "Risk Factors" for a discussion of the risks that are relevant to us at this time.

                      ABOUT COMMODORE APPLIED TECHNOLOGIES

     We are an environmental treatment and services company that provides a range of services related to remediating contamination in soils, liquids and other materials and disposing of or reusing certain waste by-products. Our environmental services business, which accounts for substantially all of our current revenues, offers a full range of services related to environmental management for on-site and off-site identification, investigation, remediation and management of hazardous, mixed and radioactive wastes, as well as waste remediation services through the use of our proprietary technology, known as SET (solvated electron technology). We believe that SET is the only patented, non-thermal, portable and scalable process that is currently available for treating and decontaminating soils, liquids and other materials containing PCBs, pesticides, dioxins, chemical weapons and warfare agents and other toxic contaminants.

     Demand for our environmental technology and services is anticipated to arise principally from two sources:

     o the need for alternative environmental treatment and disposal methods for toxic substances (such as the SET technology), which involve limited safety risks with respect to air pollution and transportation of hazardous materials and do not result in large volumes of residual waste that require further treatment prior to disposal; and

     o stricter legislation and regulations mandating new or increased levels of air and water pollution control and solid waste management.

     Our business strategy is to expand our environmental services business and commercialize our SET technology. We plan to execute this strategy by:

     o strengthening our relationships with our present industrial and government-sector customers, particularly the Department of Energy and Department of Defense, by continuing to provide high-quality environmental management and consulting services;

     o focusing our marketing efforts with respect to the SET technology on selected niche markets within certain strategic environmental market segments, such as government mixed waste remediation and chemical weapons demilitarization, where we believe SET offers the greatest value and meets pressing customer needs; and

     o establishing additional collaborative joint working and marketing arrangements with established engineering and environmental service organizations to pursue commercial opportunities in the public and private sector.

     We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 150 East 58th Street, Suite 3400, New York, New York 10155, and our telephone number at that address is (212) 308-5800.

                               RECENT DEVELOPMENTS

$2.5 MILLION PRIVATE PLACEMENT

     On November 4, 1999, we completed a $2.5 million private placement financing with The Shaar Fund Ltd. We received net proceeds of approximately $2.1 million, after payment of expenses and fees in connection with the private placement. We have been and intend to continue using these net proceeds for working capital and general corporate purposes.

     In the private placement, we issued to The Shaar Fund 335,000 shares of a new Series E convertible preferred stock, convertible into our common stock at any time after April 30, 2000, up to April 30, 2003. We also issued to The Shaar Fund a warrant to purchase up to 312,500 shares of our common stock (subject to adjustment) at a purchase price of $1.1963 per share. The warrant expires on November 4, 2004.


     The conversion price of the Series E convertible preferred stock will be equal to the arithmetic mean of the closing prices of our common stock as reported on the American Stock Exchange for the ten trading days immediately preceding the date The Shaar Fund elects to convert its shares, as long as our common stock continues to trade on the American Stock Exchange. In May 2003, the Series E convertible preferred stock will automatically convert into our common stock at a conversion price calculated in accordance with the above conversion formula, plus accrued and unpaid dividends. If conversion of the Series E convertible preferred stock would require us to issue to The Shaar Fund a number of shares of our common stock equal to or greater than 20% of the outstanding shares of our common stock as of November 4, 1999, we will be required to obtain stockholder approval before we may issue those shares. If our stockholders do not approve the issuance of those shares, we will be required to redeem the remaining shares of Series E convertible preferred stock at a price equal to 105% of the stated value of those shares, together with all accrued and unpaid dividends. In light of our current financial position, we may not have sufficient cash available to redeem those shares and may need to obtain additional outside financing, if available, which could involve a sale of our securities to investors who may require equal or more favorable terms than those we have agreed to in the past.


     The Series E convertible preferred stock has a variable rate dividend averaging 8.14% over the term of the securities. We reserved the right to redeem all of the Series E convertible preferred stock on or before April 30, 2000 by payment of $2.8 million, plus any accrued and unpaid dividends. We do not currently have any intention to redeem the Series E convertible preferred stock.

     We issued to Avalon Research Group Inc., as finder in this transaction, a five-year warrant to purchase up to 250,000 shares of our common stock (subject to adjustment) at a purchase price of $1.1963 per share. We also paid Avalon a fee of $250,000.

$2.0 MILLION PRIVATE PLACEMENT

     On March 15, 2000, we completed a $2.0 million private placement financing with The Shaar Fund Ltd. We received net proceeds of approximately $1.8 million, after payment of expenses and fees in connection with the private placement. We have been and intend to continue using these net proceeds for working capital and general corporate purposes.

     In the private placement, we issued to The Shaar Fund 266,700 shares of a new Series F convertible preferred stock, convertible into our common stock at any time on or after September 30, 2000, up to September 30, 2003. We also issued to The Shaar Fund a warrant to purchase up to 250,000 shares of our common stock (subject to adjustment) at a purchase price of $1.93875 per share. The warrant expires on March 15, 2005.


     The conversion price of the Series F convertible preferred stock will be equal to the lesser of (i) $2.50 (subject to adjustment for any stock-split or stock combination) or (ii) the arithmetic mean of the closing prices of our common stock as reported on the American Stock Exchange for the ten trading days immediately preceding the date The Shaar Fund elects to convert its shares, as long as our common stock continues to trade on the American Stock Exchange. In October 2003, the Series F convertible preferred stock will automatically convert into our common stock at a conversion price calculated in accordance with the above conversion formula, plus accrued and unpaid dividends. If conversion of the Series F convertible preferred stock would require us to issue to The Shaar Fund a number of shares of our common stock equal to or greater than 20% of the outstanding shares of our common stock as of March 15, 2000, we will be required to obtain stockholder approval before we may issue those shares. If our stockholders do not approve the issuance of those shares, we will be required to redeem the remaining shares of Series F convertible preferred stock at a price equal to 105% of the stated value of those shares, together with all accrued and unpaid dividends. In light of our current financial position, we may not have sufficient cash available to redeem those shares and may need to obtain additional outside financing, if available, which could involve a sale of our securities to investors who may require equal or more favorable terms than those we have agreed to in the past.


     The Series F convertible preferred stock has a variable rate dividend averaging 8.23% over the term of the securities. We reserved the right to redeem all of the Series F convertible preferred stock on or before September 30, 2000 by payment of $2,250,000, plus any accrued and unpaid dividends. We do not currently have any intention to redeem the Series F convertible preferred stock.

     We issued to Avalon Research Group Inc., as finder in this transaction, a five-year warrant to purchase up to 113,475 shares of our common stock (subject to adjustment) at a purchase price of $1.93875 per share. We also paid Avalon a fee of $200,000.


U.S. ARMY FUNDS $7.9 MILLION FOR DEMONSTRATION OF SET TECHNOLOGY


     On February 25, 2000, the U.S. Army awarded our Teledyne-Commodore, LLC joint venture a $7.9 million contract to demonstrate our SET technology for the destruction of chemical weapons. The full demonstration, administered under the Assembled Chemical Weapons Assessment program, or ACWA, has already begun and will continue until January 2001. On March 27, 2000 we released details of the planned tests for the Phase II demonstration under this program. These tests were to be conducted at the Dugway Proving Ground, Utah and the Chemical Agent Munition Disposal System near Tooele, Utah. On August 30, 2000, we announced that we were notified by the U.S. Army that we should discontinue work under this contract at the Chemical Agent Munition Disposal System near Tooele, Utah. The primary reason for this decision was schedule related. The schedule conflict represents an approximate 30-day overrun for the SET agent systems at the Chemical Agent Munition Disposal System. Teledyne-Commodore LLC did receive authorization to continue its chemical weapons energetics test at the Dugway Proving Ground, Utah at its own expense.

GENERAL SERVICES ADMINISTRATION, FEDERAL SUPPLY SERVICE AWARDS $15 MILLION CONTRACT TO OUR SUBSIDIARY COMMODORE ADVANCED SCIENCES, INC.

     On March 1, 2000, the General Services Administration, Federal Supply Service awarded our subsidiary Commodore Advanced Sciences, Inc. a five-year, $15 million contract to provide environmental services. This contract for environmental advisory services includes providing expertise in the areas of environmental planning services and documentation, environmental compliance services, environmental/occupational training services and waste management services.


ACQUISITION OF DISPUTE RESOLUTION MANAGEMENT, INC.

     On August 30, 2000, we entered into a stock purchase agreement with Dispute Resolution Management, Inc., William J. Russell and Tamie P. Speciale. This agreement amended and restated in its entirety the terms of an agreement and plan of merger, dated August 18, 2000, and an asset transfer agreement, dated as of January 31, 2000, which we had previously entered into with Dispute Resolution Management, Inc. Mr. Russell and Ms. Speciale.

     Under the terms of the current agreement we will purchase from Mr. Russell and Ms. Speciale, the stockholders of Dispute Resolution Management, Inc., 81% of the issued and outstanding capital stock of Dispute Resolution Management, Inc. The consideration to the shareholders of Dispute Resolution Management, Inc. will consist of the following:

     o An aggregate of 8,859,000 shares of our common stock to Mr. Russell and Ms. Speciale, and an additional 1,641,000 shares to Dispute Resolution Management, Inc., 1.5 million of which are to be distributed to certain key employees and an unaffiliated third party. These 10.5 million shares will be subject to our one-year option to repurchase any or all of those shares at a price equal to the greater of $1.50 per share or 65% of the average closing price per share of our common stock for the three trading days immediately prior to our exercise of this option. Our one-year repurchase option period commences August 30, 2000.

     o We will also issue an additional 5.0 million shares of our common stock to Mr. Russell and Ms. Speciale in exchange for an option to purchase the remaining 19% interest in Dispute Resolution Management, Inc. from Mr. Russell and Ms. Speciale. If and when exercised, the option price will be based upon the relative appraised value of the business of Dispute Resolution Management, Inc. as compared to the consolidated appraised value of our company as a whole. It is our intention to exercise this option as soon as contractually permitted.

     o We will issue to Mr. Russell, Ms. Speciale and a key employee of Dispute Resolution Management, Inc. five-year warrants to purchase up to an aggregate of 1,000,000 shares of our common stock at an exercise price of $2.00 per share.

     o Mr. Russell and Ms. Speciale will be entitled to receive quarterly earn-out distributions equal to 35% of the cash flow of Dispute Resolution Management, Inc. over an earnout period commencing as of September 1, 2000 and ending December 31, 2005. These distributions will not exceed approximately $37.0 million in total.

     We have agreed to register for resale under the Securities Act of 1933, as amended, the 15.5 million shares of our common stock that will be issued under the agreement, as well as the 1.0 million shares of our common stock underlying the warrants that will be issued under the agreement, not later than 90 days after August 29, 2000. Notwithstanding our agreement to register these shares, Mr. Russell, Ms. Speciale and the other holders of the 15.5 million shares of our common stock have agreed not to sell any of those shares during our one-year repurchase option period commencing August 30, 2000.

     We have an absolute and irrevocable obligation to repurchase, by the end of the one-year option period, that number of the 10.5 million shares of our common stock subject to the repurchase option so as to provide the holders of those shares with a total of $14.5 million, less any proceeds previously received by them from the exercise of our one-year option to repurchase our common stock. The price at which we will be required to repurchase these shares will be equal to the greater of $1.50 per share or 65% of the average closing price per share of our common stock for the three trading days immediately prior to our repurchase. In light of our current financial position, we may not have sufficient cash available to satisfy this repurchase obligation and may need to obtain additional outside financing, if available, which could involve a sale of our securities to investors who may require equal or more favorable terms than those we have agreed to in the past.

     Mr. Russell and Ms. Speciale can terminate our repurchase option and their agreement not to sell the shares subject to the option at any time prior to the end of the one-year option period, as to either 1,000,000 of the optioned share or as to all 10,500,000 optioned shares. However, if they elect to terminate our entire option, our obligation to repurchase $14.5 million of our common stock from them will also terminate.

     To secure our obligations under a make whole agreement, our $14.5 million repurchase obligation with respect to the shares of our common stock issued in the transaction, and other covenants of ours under the stock purchase agreement, we have pledged to Mr. Russell and Ms. Speciale our entire 81% equity interest in Dispute Resolution Management, Inc. Once the $14.5 million repurchase obligation amount has been paid (or waived by Mr. Russell and Ms. Speciale by terminating our repurchase option and their obligation not to sell their shares of our common stock) under the stock purchase agreement after one year, 50% of our pledged equity will be released from the pledge agreement. At such time as the $10.0 million in cash or shares of our common stock is timely paid or issued under the make whole agreement, our pledge of our entire 81% equity interest in Dispute Resolution Management, Inc. will terminate.


     Commodore Environmental Services, Inc., a Delaware corporation, and Paul E. Hannesson, our Chairman of the Board, President and Chief Executive Officer, which together own an aggregate of 50.35% of our issued and outstanding shares of common stock, have consented in writing to the transaction and all the transactions contemplated by the stock purchase agreement and have agreed to deliver to Mr. Russell and Ms. Speciale, their irrevocable proxy to vote their shares in our company in favor of the transaction at any special meeting of our stockholders called for the purpose of approving the transaction.

     The transactions contemplated by the stock purchase agreement were consummated as of August 31, 2000 and, as of that date, we own 81% of Dispute Resolution Management, Inc. However, in order to comply with the Rules of the American Stock Exchange, we may not issue more than 20% of our outstanding common stock in any acquisition transaction until our stockholders have received a proxy statement in compliance with the Securities Exchange Act of 1934, as amended, and have approved and ratified the transaction at a stockholders meeting called, in whole or in part, for that purpose. Accordingly, at closing only 6.0 million shares of our common stock were issued to Mr. Russell and Ms. Speciale, with the 9.5 million balance and the warrants to purchase 1.0 million shares of our common stock to be issued following the stockholders meeting. We have covenanted with the Dispute Resolution Management, Inc. stockholders to promptly file a proxy statement with the SEC and cause the stockholders meeting to be held and stockholder approval obtained by not later than November 15, 2000. Since the holders of a majority of the outstanding shares of our common stock have issued their proxies to vote in favor of the transaction, absent the issuance of a significant number of additional shares, the required approval of our stockholders appears to be assured.

     For more detailed information concerning our acquisition of Dispute Resolution Management, Inc., please see our Current Report on Form 8-K, dated August 30, 2000, which is incorporated in this prospectus by reference.

                                 USE OF PROCEEDS

     All of the shares of common stock offered through this prospectus are being sold by or for the selling stockholders, and we will not receive any proceeds from those sales. We will, however, receive the exercise price upon the exercise of warrants held by The Shaar Fund Ltd. and Avalon Research Group Inc. We plan to use all proceeds we receive from the exercise of those warrants for working capital and general corporate purposes.

                              SELLING STOCKHOLDERS

     The following table sets forth:

     o    the name of each selling stockholder;

     o the number of shares of our common stock, and the percentage (if 1% or more) of the outstanding shares of our common stock, owned as of August 1, 2000;

     o the number of shares which may be sold through this prospectus for the account of the selling stockholder; and

     o the number of shares of our common stock, and the percentage (if 1% or more) of the outstanding shares of our common stock, that will be owned by the Selling Stockholder, assuming the sale of all the shares offered through this prospectus.

The information included below is based upon information provided to us by the selling stockholders. The selling stockholders purchased or otherwise acquired the securities to be resold in the ordinary course of business. Because each selling stockholder may offer all, some or none of the shares of common stock it holds, the following table has been prepared on the assumption that all of the shares offered through this prospectus will be sold to parties unaffiliated with the selling stockholders. At the time of purchase there were, and as of the date of this prospectus there are, no agreements, arrangements or understandings, directly or indirectly, with any person to distribute any of the securities to be resold. Except as indicated, none of the selling stockholders has had a material relationship with us within the past three years, other than as a result of ownership of shares of our common stock or other securities. Unless otherwise indicated, the selling stockholders have sole voting and investment power with respect to their respective shares.


     The number of shares of our common stock indicated below that may be resold through this prospectus by The Shaar Fund Ltd. represents the number of shares of common stock we agreed to register for resale pursuant to a Registration Rights Agreement, dated as of November 4, 1999, and a Registration Rights Agreement, dated as of March 15, 2000, by and between our company and The Shaar Fund. The number of shares subject to those agreements represents a negotiated estimate of the number of shares of common stock we may be required to issue upon conversion of the Series E convertible preferred stock and the Series F convertible preferred stock and upon exercise of warrants held by The Shaar Fund. This negotiated estimate was calculated by taking the approximate number of shares of our common stock that would have been issuable at the conversion prices of those securities on the date they were issued and approximately doubling that amount, in order to take into account a potential decrease in the price of our common stock during the time the Series E convertible preferred stock and the Series F convertible preferred stock remain outstanding. The actual number of shares of our common stock that may be issuable to The Shaar Fund upon conversion of, or in lieu of cash dividend payments on, the Series E convertible preferred stock and the Series F convertible preferred stock, and upon exercise of its warrants, could be materially less or more than we have estimated, and will depend on the closing prices of our common stock over a certain period of time immediately prior to the date those securities are actually converted, which prices cannot be predicted at this time. If we are required to issue shares of our common stock to The Shaar Fund in addition to the number of shares reflected in the table below, we will file a new registration statement to register the additional shares.




                                                                    NUMBER OF
                                       SHARES OF COMMON STOCK         SHARES           SHARES OF COMMON STOCK
                                       OWNED PRIOR TO THE SALE     WHICH MAY BE          OWNED AFTER THE SALE
                                       -----------------------     SOLD THROUGH        ------------------------
NAME AND POSITION/RELATIONSHIP         NUMBER          PERCENT    THIS PROSPECTUS       NUMBER         PERCENT
------------------------------         -------         -------    ---------------      ---------       ---------
The Shaar Fund Ltd. (1) ..........       0(2)              *        11,000,000(3)           0                *
Commodore Environmental
  Services, Inc. (4) .............   15,456,677(5)       49.9%       2,500,000(6)      12,956,677(4)       41.8%
Avalon Research Group Inc. (7) ...       0(8)              *           363,475(9)           0                *

--------------

 * Represents less than 1% of the outstanding shares of our common stock as of August 1, 2000.

(1) Shaar Advisory Services Ltd. is the investment advisor of The Shaar Fund. Mr. Uri Wolfson is the controlling shareholder of Shaar Advisory
     Services Ltd.

(2) Does not include shares of our common stock The Shaar Fund may receive in lieu of cash dividend payments on, and upon conversion of, the Series E convertible preferred stock and the Series F convertible preferred stock, and upon exercise of its warrants to purchase up to an aggregate of 562,500 shares (subject to adjustment) of our common stock.

(3) Pursuant to a Registration Rights Agreement, dated as of November 4, 1999, and a Registration Rights Agreement, dated as of March 15, 2000, by and between our company and The Shaar Fund, we agreed to register an aggregate of 11,000,000 shares of our common stock for sale by The Shaar Fund. The Shaar Fund may receive shares of our common stock in lieu of cash dividend payments on, and upon conversion of, the Series E convertible preferred stock and the Series F convertible preferred stock, and upon exercise of its warrants to purchase up to an aggregate of 562,500 shares (subject to adjustment) of our common stock. The 11,000,000 shares being registered by us for sale by The Shaar Fund is not intended to be a representation of the number of shares of our common stock which may actually be issued to The Shaar Fund, which may be materially more or less than 11,000,000. The conversion price of the Series E convertible preferred stock will be equal to the arithmetic mean of the closing prices of our common stock as reported on the American Stock Exchange for the ten trading days immediately preceding the date of conversion, as long as our common stock continues to trade on the American Stock Exchange. The conversion price of the Series F convertible preferred stock will be equal to the lesser of (i) $2.50 (subject to adjustment for any stock-split or stock combination) or
     (ii) the arithmetic mean of the closing prices of our common stock as reported on the American Stock Exchange for the ten trading days immediately preceding the date of conversion, as long as our common stock continues to trade on the American Stock Exchange. At a conversion price of approximately $1.34, the outstanding shares of Series E convertible preferred stock and Series F convertible preferred stock on July 27, 2000 would be convertible into an aggregate of approximately 4,478,000 shares of our common stock, representing approximately 12% of the common stock that would be outstanding following the conversion, based upon the number of shares of our common stock outstanding on July 27, 2000. As of July 27, 2000, no shares of Series E convertible preferred stock or Series F convertible preferred stock have been converted into shares of our common stock. Please see "Recent Developments--$2.5 Million Private Placement" for a more detailed discussion regarding the conversion terms of the Series E convertible preferred stock, and "Recent Developments--$2.0 Million Private Placement" for a more detailed discussion regarding the conversion terms of the Series F convertible preferred stock.

(4) Commodore Environmental Services, Inc. is our principal stockholder. Please see "Item 13. Certain Relationships and Related Transactions" in Amendment No. 2 on Form 10-K/A to our Annual Report on Form 10-K for the year ended December 31, 1999, which is incorporated in this prospectus by reference, for a more detailed discussion of our relationship with Commodore Environmental Services, Inc.

(5) Does not include shares underlying currently exercisable warrants to purchase an aggregate of 14,410,540 shares (subject to adjustment) of our common stock at prices ranging from $1.28 per share to $7.03 per share.

(6) Pursuant to a letter agreement between our company and Commodore Environmental Services, Inc., dated November 4, 1999, Commodore Environmental agreed, among other things, that it will not sell or distribute any or all of these shares at a price less than $2.00 per share for so long as The Shaar Fund has not converted 75% or more of its Series E convertible preferred stock.


(7) Avalon Research Group Inc. acted as a finder in connection with our sale of the Series E convertible preferred stock and the Series F convertible preferred stock to The Shaar Fund, and has acted as a finder in connection with certain other private placement transactions we have completed in the past. In connection with our sale of the Series E convertible preferred stock to The Shaar Fund, we paid Avalon a fee of $250,000 and issued Avalon a warrant to purchase up to 250,000 shares (subject to adjustment) of our common stock at a price of $1.1963 per share. In connection with our sale of the Series F convertible preferred stock to The Shaar Fund, we paid Avalon a fee of $200,000 and issued Avalon a warrant to purchase up to 113,475 shares (subject to adjustment) of our common stock at a price of $1.93875 per share. Avalon is a registered broker-dealer.

(8) Does not include shares of our common stock Avalon Research Group Inc. may receive upon exercise of its warrants to purchase up to an aggregate of 363,475 shares (subject to adjustment) of our common stock.

(9) Pursuant to a Finder's Agreement, dated August 17, 1999, by and between our company and Avalon Research Group Inc., we agreed to register for resale the 363,475 shares (subject to adjustment) of our common stock underlying the warrants that were issued to Avalon in connection with our sale of the Series E convertible preferred stock and the Series F convertible preferred stock to The Shaar Fund.


                              PLAN OF DISTRIBUTION

     All or a portion of the shares offered through this prospectus may be sold, from time to time, by or for the selling stockholders in one or more transactions on the American Stock Exchange, in the public market off the American Stock Exchange, in privately negotiated transactions, or in a combination of those transactions. These sales may be made either at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. Pursuant to a letter agreement between our company and Commodore Environmental Services, Inc., dated November 4, 1999, Commodore Environmental agreed, among other things, that it will not sell or distribute any or all of its shares offered through this prospectus at a price less than $2.00 per share for so long as The Shaar Fund Ltd. has not converted 75% or more of its Series E convertible preferred stock. The shares may be sold by or for the selling stockholders by one or more of the following methods, without limitation:

     o block trades in which a broker or dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker or dealer as principal and resale by that broker or dealer for its account pursuant to this prospectus;

     o   an exchange distribution in accordance with the rules of the exchange;

     o ordinary brokerage transactions and transactions in which a broker may solicit purchasers;

     o   privately negotiated transactions;

     o   short sales; and

     o   a combination of any of these methods of sale.

     In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders (or, if any of those broker-dealers acts as agent for the purchaser of the shares, from the purchaser) in amounts to be negotiated which may be less than, or in excess of, those customary in the types of transactions involved. Any shares of common stock that qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

     The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and any commissions received by them and any profit received by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended.

     Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the shares may not simultaneously engage in market-making activities with respect to our common stock for a period of one business day prior to the commencement of that distribution. In addition, each selling stockholder will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended, including, Regulation M, which provisions may limit the timing of purchases and sales of our common stock by the selling stockholders. All of these things may limit the marketability of the shares.

     To our knowledge, no underwriting arrangements have been entered into by the selling stockholders with respect to the shares as of the date of this prospectus. If we are notified by a selling stockholder that any material arrangement has been entered into with a broker or dealer for the sale of shares through a block trade, special offering or secondary distribution, or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act of 1933, as amended, disclosing (a) the name of each selling stockholder and of the participating broker or dealer, (b) the number of shares involved, (c) the price at which the shares were sold, (d) the commissions paid or the discounts or concessions allowed to the broker or dealer, where applicable, (e) that the broker or dealer did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (f) other facts material to the transaction.

     We will maintain the effectiveness of the registration statement of which this prospectus is a part until the earlier of (i) five years after the effective date of the registration statement or (ii) such time as all the shares registered under the registration statement have been sold or are no longer subject to volume or manner of sale restrictions under the Securities Act of 1933, as amended.

     In order to comply with the securities laws of certain states, if applicable, the shares will be sold in those jurisdictions only through registered or licensed brokers or dealers.

     We will pay all expenses incurred to register the shares, which are estimated to be approximately $58,000, but all brokerage commissions and other expenses incurred by individual selling stockholders will be paid by them. There is no assurance that any of the selling stockholders will sell any or all of the shares offered through this prospectus.

                                  LEGAL MATTERS

     The validity of the shares offered through this prospectus has been passed upon by our counsel, Greenberg Traurig, LLP (New York, New York). A shareholder of Greenberg Traurig, LLP holds options to purchase 275,000 shares of common stock of Commodore Environmental Services, Inc.

                                     EXPERTS

     The consolidated financial statements of Commodore Applied Technologies, Inc. and Subsidiaries as of December 31, 1999 and for the year ended December 31, 1999, incorporated in this prospectus by reference to Amendment No. 2 on Form 10-K/A to our Annual Report on Form 10-K for the year ended December 31, 1999, have been incorporated in reliance on the report of Tanner & Co., independent accountants, given on the authority of that firm as experts in auditing and accounting.

     The financial statements of Commodore Applied Technologies, Inc. and Subsidiaries as of December 31, 1998 and for each of the two years in the period ended December 31, 1998, incorporated in this prospectus by reference to Amendment No. 2 on Form 10-K/A to our Annual Report on Form 10-K for the year ended December 31, 1999, have been incorporated in reliance on the report (which contains an explanatory paragraph relating to our ability to continue as a going concern as described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

     The financial statements of Teledyne-Commodore, LLC as of December 31, 1998 and for the year ended December 31, 1998, incorporated in this prospectus by reference to Amendment No. 2 on Form 10-K/A to our Annual Report on Form 10-K for the year ended December 31, 1999, have been incorporated in reliance on the report of Tanner & Co., independent accountants, given on the authority that firm as experts in auditing and accounting.


     The consolidated financial statements of Dispute Resolution Management, Inc. and Subsidiary as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999, incorporated in this prospectus by reference to our Current Report on Form 8-K, dated August 30, 2000, have been incorporated in reliance on the report of Foote, Passey, Griffin & Co., LC, independent certified public accountants, given on the authority of that firm as experts in auditing and accounting.


                       WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission that are required to be filed under the Securities Exchange Act of 1934, as amended. You may read and copy those reports, proxy statements and other information at the SEC's public reference rooms located at 450 Fifth Street, N.W., Washington, D.C. 20549, at Seven World Trade Center, Suite 1300, New York, New York 10048, and at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's internet site on the World Wide Web at http://www.sec.gov. Copies of these reports, proxy statements and other information also can be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

     We have filed a registration statement on Form S-3 with the SEC with respect to the shares. This prospectus constitutes a part of that registration statement, as amended. As allowed by SEC rules, this prospectus does not contain all of the information you can find in the registration statement and its exhibits. In addition, there may have been changes in the facts set forth in this prospectus since the date it was filed. For further information about us and our common stock, you should consult the registration statement and its exhibits. Statements in this prospectus regarding the contents of any documents are summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document on file with the SEC. You may inspect and obtain copies of the registration statement and any of its amendments, including exhibits filed as a part of the registration statement or an amendment to the registration statement, through the entities listed above.

     The SEC allows us to "incorporate by reference" certain information we file with the SEC, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. Information contained in a previously filed document that we incorporate by reference is considered to be a part of this prospectus, except for any information superseded by information in this prospectus. Information that we file with the SEC after the date of this prospectus will automatically update and supersede the information contained or incorporated by reference in this prospectus.


     The following documents we filed with the SEC pursuant to the Exchange Act (File No. 1-11871), as well as any future filings under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act made prior to the termination of the offering, are incorporated by reference:

          (a) our Annual Report on Form 10-K for the year ended December 31,
              1999;

          (b) Amendment No. 2 on Form 10-K/A to our Annual Report on Form 10-K for the year ended December 31, 1999;


          (c) our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31 and June 30, 2000;

          (d) our Current Reports on Form 8-K dated May 11 and August 30, 2000; and


          (e) the description of our common stock contained in our registration statement on Form 8-A, dated June 24, 1996, as amended by our registration statement on Form 8-A/A, dated June 26, 1996, filed under Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating that information.

     We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered a copy of any or all documents incorporated by reference into this prospectus except the exhibits to those documents (unless those exhibits are specifically incorporated by reference in those documents). Requests for copies can be made by writing or telephoning us at our principal executive office at 150 East 58th Street, Suite 3400, New York, New York 10155, Attention: General Counsel; telephone number
(212) 308-5800.

================================================================================



                                13,863,475 SHARES

                      COMMODORE APPLIED TECHNOLOGIES, INC.

                                  COMMON STOCK



                               ------------------

                               P R O S P E C T U S

                               ------------------



                               ------------------

                                           , 2000

                               ------------------


WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL ANY SHARES IN ANY JURISDICTION WHERE IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.



================================================================================

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. The selling stockholders will not pay any of the listed expenses. All of the amounts shown are estimates, except the Securities and Exchange Commission registration fee and American Stock Exchange additional listing fee.

                                                                 TO BE PAID
                                                                   BY THE
                                                                 REGISTRANT
                                                                -------------
     SEC registration fee ................................       $ 5,070.35
     Accounting fees and expenses ........................        10,000.00
     Legal fees and expenses .............................        10,000.00
     American Stock Exchange additional listing fee ......        17,500.00
     Printing and engraving costs ........................        10,000.00
     Miscellaneous expenses ..............................         5,000.00
                                                                 ----------
         Total ...........................................       $57,570.35
                                                                 ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145(a) of the General Corporation Law of the State of Delaware (the "General Corporation Law") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

     Section 145(b) of the General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted under similar standards as set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 145 of the General Corporation Law further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by
Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of such person against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under such Section 145.

     Section 102(b)(7) of the General Corporation Law provides that a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders may eliminate or limit personal liability of members of its board of directors or governing body for monetary damages for breach of a director's fiduciary duty. However, no such provision may eliminate or limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase or redemption which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty. The Company's Certificate of Incorporation contains such a provision.

     Article Thirteenth of the Company's Certificate of Incorporation eliminates the personal liability of directors and/or officers to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that such elimination of the personal liability of a director and/or officer of the Company does not apply to (i) any breach of such person's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) actions prohibited under Section 174 of the General Corporation Law (i.e., liabilities imposed upon directors who vote for or assent to the unlawful payment of dividends, unlawful repurchases or redemption of stock, unlawful distribution of assets of the Company to the stockholders without the prior payment or discharge of the Company's debts or obligations, or unlawful making or guaranteeing of loans to directors and/or officers), or (iv) any transaction from which the director derived an improper personal benefit. In addition, Article Fourteenth of the Company's Certificate of Incorporation and Article VI of the Company's By-Laws provide that the Company shall indemnify its corporate personnel, directors and officers to the fullest extent permitted by the General Corporation Law, as amended from time to time.

     The Company has in force a combined insurance policy with its affiliates under which its directors and officers are insured (with limits of $10 million per occurrence and $10 million in the aggregate) against certain expenses in connection with the defense of such actions, suits or proceedings to which they are parties by reason of being or having been directors or officers of the Company.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company as disclosed above, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16. EXHIBITS.

EXHIBIT
 NUMBER                          DESCRIPTION
---------                        -----------


 * 4.1 Warrant to purchase 312,500 shares of Common stock of Commodore Applied Technologies, Inc. issued to The Shaar Fund Ltd.

 * 4.2  Certificate of Designation of Series E convertible preferred stock.

 * 4.3  Specimen Form of Common Stock Certificate. (1)

 * 4.4 Warrant to purchase 250,000 shares of Common stock of Commodore Applied Technologies, Inc. issued to Avalon Research Group Inc.

 * 4.5 Warrant to purchase 250,000 shares of Common Stock of Commodore Applied Technologies, Inc. issued to The Shaar Fund Ltd.

 * 4.6  Certificate of Designation of Series F convertible preferred stock.

 * 4.7 Warrant to purchase 113,475 shares of Common Stock of Commodore Applied Technologies, Inc. issued to Avalon Research Group, Inc.

 * 5.1  Opinion of Greenberg Traurig, LLP.

 *10.1 Securities Purchase Agreement, dated as of November 4, 1999, between Commodore Applied Technologies, Inc. and The Shaar Fund Ltd.

 *10.2 Registration Rights Agreement, dated as of November 4, 1999, between Commodore Applied Technologies, Inc. and The Shaar Fund Ltd.

 *10.3 Finder's Agreement, dated August 17, 1999, between Commodore Applied Technologies, Inc. and Avalon Research Group Inc.

 *10.4 Securities Purchase Agreement, dated as of March 15, 2000, between Commodore Applied Technologies, Inc. and The Shaar Fund Ltd.

 *10.5 Registration Rights Agreement, dated as of March 15, 2000, between Commodore Applied Technologies, Inc. and The Shaar Fund Ltd.

 *10.6 Award Contract, dated October 6, 1997, between the U.S. Army CBDCOM and Teledyne-Commodore, LLC.

 *10.7 Award Contract, dated January 18, 2000, between General Services Administration and Commodore Advanced Sciences, Inc.


 *23.1  Consent of PricewaterhouseCoopers LLP.


 *23.2  Consent of Greenberg Traurig, LLP (contained in Exhibit 5.1).

 *23.3  Consent of Tanner & Co.

 *23.4  Consent of Foote, Passey, Griffen & Co., LC

 *25.1  Power of Attorney.

--------------

  * Previously filed electronically.
**  Filed herewith electronically.

(1) Incorporated herein by reference. Filed as an exhibit to the Company's Registration Statement on Form S-1 (Registration No. 333-4396) filed with the Commission on May 2, 1996.

ITEM 17. UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the
               Securities Act;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of the annual report of the employee benefit plans pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Pre-effective Amendment No. 6 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 15th day of September, 2000.


                                  COMMODORE APPLIED TECHNOLOGIES, INC.

                                      By:    /s/ PAUL E. HANNESSON
                                          -----------------------------
                                          PAUL E. HANNESSON
                                          CHAIRMAN OF THE BOARD, PRESIDENT
                                          AND CHIEF EXECUTIVE OFFICER

                                 --------------

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Pre-effective Amendment No. 6 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


            SIGNATURE                        CAPACITY                     DATE
            ---------                        --------                     -----

/s/    PAUL E. HANNESSON         Chairman of the Board, President     September 15, 2000
-----------------------------     and Chief Executive Officer
       PAUL E. HANNESSON          (principal executive officer)

/s/   JAMES M. DEANGELIS*        Senior Vice President and Chief      September 15, 2000
-----------------------------     Financial Officer (principal
      JAMES M. DEANGELIS          financial and accounting officer)


/s/   WILLIAM R. TOLLER*         Director                             September 15, 2000
-----------------------------
       WILLIAM R. TOLLER

/s/    BENTLEY J. BLUM*          Director                             September 15, 2000
-----------------------------
        BENTLEY J. BLUM

/s/    SHELBY T. BREWER*         Director                             September 15, 2000
-----------------------------
       SHELBY T. BREWER

/s/    HERBERT A. COHEN*         Director                             September 15, 2000
-----------------------------
       HERBERT A. COHEN

/s/   DAVID L. MITCHELL*         Director                             September 15, 2000
-----------------------------
       DAVID L. MITCHELL

*By:  /s/ PAUL E. HANNESSON
-----------------------------
      PAUL E. HANNESSON
       ATTORNEY-IN-FACT



                                  EXHIBIT INDEX

EXHIBIT
NUMBER                                  DESCRIPTION
---------                               -----------
* 4.1 Warrant to purchase 312,500 shares of Common stock of Commodore Applied Technologies, Inc. issued to The Shaar Fund Ltd.

* 4.2    Certificate of Designation of Series E convertible preferred stock.

* 4.3    Specimen Form of Common Stock Certificate. (1)

* 4.4 Warrant to purchase 250,000 shares of Common stock of Commodore Applied Technologies, Inc. issued to Avalon Research Group Inc.

* 4.5 Warrant to purchase 250,000 shares of Common Stock of Commodore Applied Technologies, Inc. issued to The Shaar Fund Ltd.

* 4.6    Certificate of Designation of Series F convertible preferred stock.

* 4.7 Warrant to purchase 113,475 shares of Common Stock of Commodore Applied Technologies, Inc. issued to Avalon Research Group, Inc.

* 5.1    Opinion of Greenberg Traurig, LLP.

*10.1 Securities Purchase Agreement, dated as of November 4, 1999, between Commodore Applied Technologies, Inc. and The Shaar Fund Ltd.

*10.2 Registration Rights Agreement, dated as of November 4, 1999, between Commodore Applied Technologies, Inc. and The Shaar Fund Ltd.

*10.3 Finder's Agreement, dated August 17, 1999, between Commodore Applied Technologies, Inc. and Avalon research Group Inc.

*10.4 Securities Purchase Agreement, dated as of March 15, 2000, between Commodore Applied Technologies, Inc. and The Shaar Fund Ltd.

*10.5 Registration Rights Agreement, dated as of March 15, 2000, between Commodore Applied Technologies, Inc. and The Shaar Fund Ltd.

*10.6 Award Contract, dated October 6, 1997, between the U.S. Army CBDCOM and Teledyne-Commodore, LLC.

*10.7 Award Contract, dated January 18, 2000, between General Services Administration and Commodore Advanced Sciences, Inc.


*23.1    Consent of PricewaterhouseCoopers LLP.


*23.2    Consent of Greenberg Traurig, LLP (contained in Exhibit 5.1).


*23.3    Consent of Tanner & Co.



*23.4    Consent of Foote, Passey, Griffin & Co., LC
*25.1    Power of Attorney.


 *   Previously filed electronically.

**   Filed herewith electronically.

(1) Incorporated herein by reference. Filed as an exhibit to the Company's Registration Statement on Form S-1 (Registration No. 333-4396) filed with the Commission on May 2, 1996.